EXHIBIT 10.1

AMENDMENT

TO THE

2011 STOCK INCENTIVE PLAN

OF HONEYWELL INTERNATIONAL INC. AND ITS AFFILIATES

Pursuant to the authority granted to the Senior Vice President of Human Resources, Procurement and Communications of Honeywell International Inc. (the “Company”) by the Management Development and Compensation Committee of the Board of Directors on February 14, 2014, the 2011 Stock Incentive Plan of Honeywell International Inc. and Its Affiliates (the “Plan”) is hereby amended in the following particulars for grants made after April 28, 2014:

1. Paragraph 5.3(f) of the Plan is hereby amended to add the following phrase at the end of the Paragraph:

“and provided further that no such adjustment shall be made following the occurrence of a Change in Control to a Performance Award granted to a Participant without the consent of the Participant.”

2. Paragraph 5.3(g) of the Plan is hereby re-titled “No Other Rights or Changes” and amended to add the following sentence at the end of the Paragraph:

“Except as expressly provided by this Section 5.3, and without limiting the generality of Section 6.1, no change made be made to the terms of an Award granted to a Participant as a result of an event described in this Section 5.3 without the consent of the Participant.”

3. Paragraph 5.4 of the Plan is hereby amended to read in its entirety as follows:

“5.4 Change in Control.

(a) Treatment of Awards Generally. Without limiting the generality of Section 5.3, the provisions of Section 5.3(c) through (g) shall apply in the event of any Change in Control, as if such Change in Control constituted an event described therein.

(b) Acceleration of Vesting. Except as otherwise provided in an Award Agreement, if the employment of a Participant with the Company and its Affiliates is terminated involuntarily without Cause or voluntarily by the Participant for Good Reason (as defined below) during the two-year period following a Change in Control, then:

(x) all outstanding Awards held by such Participant will become vested and/or exercisable as of the effective date of such termination, whether or not the Awards were otherwise vested and/or exercisable, and all conditions will be waived with respect to outstanding Awards; and

(y) for all outstanding Awards that are Performance Awards, (i) if the performance period has been completed, payment of amounts determined in accordance with the terms of the Performance Award shall be made in a lump sum not later than 90 days following the effective date of such termination and (ii) otherwise, the target level of performance shall be deemed to have been achieved with respect to such Performance Award and payment of amounts determined in accordance with the terms of the Performance Award, pro rated to reflect the portion of the full performance period for such Performance Award that elapsed prior to such effective date shall be made in a lump sum not later than 90 days following such effective date.

(c) Deferred Awards. Notwithstanding subsection (b), but subject to Section 7.14, the Committee may permit a Participant to elect not to have payment of an Award, including the value of any related Dividend Equivalents, accelerated as provided by such subsection (b). The terms and conditions of a deferral may not be changed at any time after the Change in Control.

(d) Definition of Good Reason. For purposes of this Section 5.4, with respect to the Termination of Employment of any Participant, ‘Good Reason’ has the meaning assigned to such term in any written individual agreement between the Company and the Participant in which such term is defined and in effect at the Participant’s Termination of Employment, and in the absence of any such written agreement, has the meaning assigned to such term in the Honeywell International Inc. Severance Plan for Corporate Staff Employees (Involuntary Termination Following a Change in Control).”

HONEYWELL INTERNATIONAL INC.

/s/ Mark James
Mark James
Senior Vice President – Human Resources, Procurement and Communications

Dated: April 9, 2014